Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Alliqua, Inc. and Subsidiaries on Form S-8 (File No. 333-193513) of our report dated March 24, 2014, with respect to our audits of the consolidated financial statements of Alliqua, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended, which report is included in this Annual Report on Form 10-K of Alliqua, Inc. and Subsidiaries for the year ended December 31, 2013.

/s/ Marcum llp

Marcum llp

New York, NY

March 24, 2014